Exhibit 99.6

Related Party Transaction

– Form of Trademark License Agreement

English Translation for Reference Purpose Only

Trademark License Agreement

Contract No:

Executed in Beijing

Licensor (“Party A”): New Oriental Education & Technology Group Inc.

Licensee (“Party B”): Beijing New Oriental Education & Technology (Group) Co., Ltd.

This No. 3374479 trademarks licensed hereunder was registered with the Trademark Bureau of the State Administration for Industry and Commerce on May 14, 2004 and was licensed to Party B by Party A on an exclusive basis on October 11, 2005. Now for the need of operation and upon negotiation, the Parties decide to change the license from exclusive license to non-exclusive license. In accordance with Article 40 of the PRC Trademark Law and Article 43 of the Implementing Rule of the Trademark Law, the Parties hereto enter into this Trademark License Agreement.

1.	Party A will grant the license of No. 3374479 “ + NEW ORIENTAL + pattern” trademark to Party B to be used in the No. 41 service category including education, training, teaching class, mail-in education, educational test, educational information, accommodation school, book publication, publishing of non-public textbooks, publishing of textbooks (excluding advertisement booklets).

Trademark:

2.	The license provided hereunder is valid from May 14, 2006 to December 31, 2050. Upon the expiry of this Agreement, the Parties may extend use of the trademark by entering into separate trademark license agreement.

3.	Party A shall have the right to monitor the service content provided under the licensed trademark hereunder and Party B shall ensure the quality of the services provided under the licensed trademark hereunder.

Exhibit 99.6

Related Party Transaction

– Form of Trademark License Agreement

English Translation for Reference Purpose Only

4.	Party B shall indicate clearly its enterprise name and source of the service for the services provided under the licensed trademarks hereunder.

5.	Party B shall not change the working, pattern or any of the combination of the wording and pattern of the licensed trademark without the consent of Party A and shall not use the licensed trademark in the service areas other than the permitted categories provided hereunder.

6.	The licensing provided hereunder is on a non-exclusive license.

7.	Party B has the right to sub-license the licensed trademark to third parties for reasonable use. In addition, during the term of licenses provided herein Party B has the right to request on its own behalf the Administration for Industry and Commerce to conduct investigation or to raise civil actions with respect to any trademark infringement or unfair competition activities in relation to the licensed trademark within the territory of PRC.

8.	Provision of the licensed trademark: Party B may print the licensed trademark.

9.	Any dispute arising from this Agreement should be settled by negotiation.

10.	Any other matters not covered in this Agreement should be provided in supplementary agreements by Parties through negotiation, provided however that this Agreement prevails if there is any discrepancy between these supplementary agreements and this Agreement.

This Agreement is signed in four (4) originals. Within three months of the execution of this Agreement, one original should be submitted by Party A to the Trademark Bureau for filing.

Exhibit 99.6

Related Party Transaction

– Form of Trademark License Agreement

English Translation for Reference Purpose Only

Licensor: New Oriental Education & Technology Group Inc.

/s/ Authorized Representative (signature & seal):

Address:	Offshore Incorporations Limited, P.O. Box 957,

Centre, Road Town, Tortola, British Virgin Islands

Date: May 13, 2006

Licensee: Beijing New Oriental Education & Technology (Group) Co., Ltd.

/s/ Authorized Representative (signature & seal):

Address:	Floor 6-9, Haidian Zhong Street, Haidian District, Beijing,

Post Code: 100080

Date: May 13, 2006

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